Exhibit 99.1

Horsehead to Construct New, Efficient and Sustainable Zinc Plant

PITTSBURGH--(BUSINESS WIRE)--June 22, 2011--Horsehead Holding Corp. (Nasdaq:ZINC) today announced its decision to proceed with plans to construct a new lower-cost, environmentally-friendly zinc production facility.

The new facility will replace the Company’s older smelter technology and will significantly reduce emissions of greenhouse gases and particulates into the atmosphere. The plant will utilize the ZINCEXTM solvent extraction technology. Horsehead has engaged Tecnicas Reunidas, a leading technology provider and developer of the ZINCEXTM process, to complete an engineering study for this plant. This study has confirmed findings from previously completed feasibility studies which led to the decision to move forward with the project. The ZINCEXTM process has been successfully deployed at the Skorpion facility in Namibia and the Akita facility in Japan.

Horsehead anticipates that its new facility will be capable of producing in excess of 150,000 tons of zinc metal per year and will significantly reduce manufacturing conversion costs due to the lower energy usage, higher labor productivity and lower maintenance needs associated with the new technology. The plant design will rely upon sustainable manufacturing practices in that it will produce zinc solely from recycled materials and use significantly less fossil fuel than the Company’s current smelter. The new plant will convert electric arc furnace-based feed and other recycled materials into special high grade zinc and other grades in addition to the Prime Western grade currently offered by the Company thereby expanding the Company’s access to new markets while it continues to serve customers in the zinc oxide market. In addition, the process will allow the Company to recover value from new metals such as silver and lead as well as the copper and cadmium contained in electric arc furnace dust. The Company believes the investment will produce an attractive net present value of expected cash flows and increase earnings, with benefits that would not change significantly with changes in the price of zinc.

Site evaluations and negotiations continue regarding the final location for the new zinc facility. A primary site has been identified for engineering design purposes. The Company believes the project has been enthusiastically received by public and private constituencies located within the candidate communities. The Company currently plans to submit environmental permit applications during the third quarter of 2011 and, subject to the availability of appropriate financing, to begin construction before the end of the year. A final decision on the site of the facility is not expected until project financing is completed. Construction of the facility could be completed as early as the third quarter of 2013. The existing smelter will continue to operate until such time as the new plant has achieved its targeted production run-rate.

The Company is evaluating a range of financing sources for both the new zinc plant and other ongoing expansion and diversification initiatives. Sources could include cash-on-hand, a new revolving credit facility and financing through the debt capital markets.

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust, and The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,100 people and has seven facilities throughout the U.S. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual outcomes could differ materially due to various factors, including, among others, the impact of future market conditions on our results of operations and our expansion plans and initiatives, our ability to secure appropriate financing for these plans and initiatives on acceptable terms or at all, our ability to obtain all necessary environmental and regulatory permits and approvals, our ability to successfully execute on the design and implementation of these plans and initiatives, the timing and ultimate success of these plans and initiatives and their impact on our future capacity, product offerings and production costs, as well as their impact on our existing operations, as well as those risk factors set forth from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. You should carefully consider these factors and the risk factors and other information in our filings with the Securities and Exchange Commission for a description of risks that could, among other things, cause actual outcomes to differ from these forward-looking statements.

CONTACT:
Horsehead Corporation
Ali Alavi, Vice President, 724-773-2212